FRANKLIN BALANCE SHEET INVESTMENT FUND
                           777 Mariners Island Blvd.

                          San Mateo, California 94404

Franklin Distributors, Inc.
777 Mariners Island Blvd.
San Mateo, California 94402

Re: Distribution Agreement
Gentlemen:

We are a Massachusetts business trust operating as an open-end management investment company. As such, our company (referred to herein as the "Fund") is registered under the Investment Company Act of 1940, (the "1940 Act"), and its shares are registered under the Securities Act of 1933 (the "1933 Act"). We desire to begin issuing our authorized but unissued shares of beneficial interest (the "Shares") to authorized persons in accordance with applicable Federal and State securities law.

You have informed us that your company is registered as a broker-dealer under the provisions of the Securities Exchange Act of 1934 and that your company is a member of the National Association of Securities Dealers, Inc. You have indicated your desire to act as the exclusive selling agent and distributor for the Shares. We have been authorized to execute and deliver this Agreement to you by a resolution of our Board of Trustees passed at a meeting at which a majority of our Trustees, including a majority who are not otherwise interested persons of the Fund and who are not interested persons of our investment adviser, its related organizations or with you or your related organizations, were present and voted in favor of the said resolution approving this Agreement.

      1. Appointment Of Underwriter. Upon the execution of this Agreement and in consideration of the agreements on your part herein expressed and upon the terms and conditions set forth herein, we hereby appoint you as the exclusive sales agent for our Shares (except for sales made directly by the Fund without sales charge) and agree that we will deliver such Shares as you may sell. You agree to use your best efforts to promote the sale of Shares, but are not obligated to sell any specific number of Shares.

      2. Independent Contractor. You will undertake and discharge your obligations hereunder as an independent contractor and shall have no authority or power to obligate or bind us by your actions, conduct or contracts except that you are authorized to accept orders for the purchase or repurchase of Shares as our agent. You may appoint sub-agents or distribute through dealers or otherwise as you may determine from time to time, but this Agreement shall not be construed as authorizing any dealer or other person to accept orders for sale or repurchase on our behalf or otherwise act as our agent for any purpose. You may allow such sub-agents or dealers such commissions or discounts not exceeding the total sales commission as you shall deem advisable so long as any such commissions or discounts are set forth in our current prospectus to the extent required by the applicable Federal and State securities laws.

      3. Offering Price. The Shares shall be offered for sale at a price equivalent to their respective net asset value plus a variable percentage of the public offering price as sales commission. On each business day on which the New York Stock Exchange is open for business, we will furnish you with the net asset value of the Shares which shall be determined in accordance with our then effective prospectus. All Shares will be sold in the manner set forth in our then effective prospectus.

      4. Sales Commission. You shall be entitled to charge a sales commission on the sale of our Shares in the amount set forth in our then effective prospectus. Such commission (subject to any quantity or other discounts or eliminations of commission as set forth in our then current effective prospectus) shall be an amount mutually agreed upon between us and equal to the difference between the net asset value and the public offering price of our Shares.

      5. Terms and Conditions of Sales. Shares shall be offered for sale only in those jurisdictions where they have been properly registered or are exempt from registration, and only to those groups of people which the Board of Trustees may from time to time determine to be eligible to purchase such shares.

      6. Payment of Shares. At or prior to the time of delivery of any of our Shares you will pay or cause to be paid to our Custodian or its successor, for our account, an amount in cash equal to the net asset value of such Shares. In the event that you pay for Shares sold by you prior to your receipt of payment from purchasers you are authorized to reimburse yourself for the net asset value of such Shares from the offering price of such Shares when received by you.

      7. Purchases for Your Own Account. You shall not purchase our Shares for your own account for purposes of resale to the public, but your may purchase Shares for your own investment account upon your written assurance that the purchase is for investment purposes and that the Shares will not be resold except through redemption by us.

      8. Sale of Shares to Affiliates. You may sell our Shares at net asset value to certain of your and our affiliated persons pursuant to the applicable provisions of the Federal Securities Statutes and Rules or Regulations thereunder (the "Rules and Regulations"), including Rule 22d-1 under the 1940 Act, as amended from time to time.

      9.   Allocation of Expenses. We will pay the expenses:

      (a) Of the preparation of the audited and certified financial statements of our company to be included in any Post-Effective Amendments ("Amendments") to our Registration Statement under the 1933 Act or 1940 Act, including the prospectus and statement of additional information included therein;

      (b) Of the preparation, including legal fees, and of printing all Amendments or supplements filed with the S.E.C., including the copies of the prospectus included in the Amendments and the first 10 copies of the definitive prospectus or supplements thereto, other than those necessitated by your (including your "Parent's") activities or Rules and Regulations related to your activities where such Amendments or supplements result in expenses which we would not otherwise have incurred;

      (c) Of the preparation, printing and distribution of any reports or communications which we send to our existing shareholders; and

      (d) Of filing and other fees to Federal and State securities regulatory authorities necessary to continue offering our Shares.

You will pay the expenses:

      (a) Of printing the copies of the prospectus and any supplements thereto and statement of additional information which are necessary to continue to offer our Shares;

      (b) Of the preparation, excluding legal fees, and printing of all Amendments and supplements to our prospectus and statement of additional information if the Amendment or supplement arises from your (including your "Parent's") activities or Rules and Regulations related to your activities and those expenses would not otherwise have been incurred by us;

      (c) Of printing additional copies, for use by you as sales literature, or reports or other communications which we have prepared for distribution to our existing shareholders; and

      (d)   Incurred by you in advertising, promoting and selling our Shares.

      10. Furnishing or Information. We will furnish to you such information with respect to the Fund and its Shares, in such form and signed by such of our officers as you may reasonably request, and we warrant that the statements therein contained when so signed will be true and correct. We will also furnish you with such information and will take such action as you may reasonably request in order to qualify our Shares for sale to the public under the Blue Sky Laws of jurisdictions in which you may wish to offer them. We will furnish you with annual audited financial statements of our books and accounts certified by independent public accountants, with semi-annual financial statements prepared by us, and, from time to time, with such additional information regarding our financial condition as you may reasonably request.

      11. Conduct of Business. Other than our currently effective prospectus, you will not issue any sales material or statements except literature or advertising which conforms to the requirements of Federal and State securities laws and regulations and which have been filed, where necessary, with the appropriate regulatory authorities. You will furnish us with copies of all such materials prior to their use and no such material shall be published if we shall reasonably and promptly object.

      You shall comply with the applicable Federal and State laws and regulations where our Shares are offered for sale and conduct your affairs with us and with dealers, brokers or investors in accordance with the Rules of Fair Practice of the National Association of Securities Dealers, Inc.

      12. Redemption or Repurchase Within Seven Days. If Shares are tendered to us for redemption or repurchase by us within seven business days after your acceptance of the original purchase order for such Shares, you will immediately refund to us the full sales commission (net of allowances to dealers or brokers) allowed to you on the original sale, and will promptly, upon receipt thereof, pay to us any refunds from dealers or brokers of the balance of sales commissions reallowed by you. We shall notify you of such tender for redemption within 10 days of the day on which notice of such tender for redemption is received by us.

      13. Other Activities. Your services pursuant to this Agreement shall not be deemed to be exclusive, and you may render similar services and act as an underwriter, distributor or dealer for other investment companies in the offering of their shares.

      14. Term of Agreement. This Agreement shall become effective on the date of its execution, and shall remain in effect for a period of two (2) years. The Agreement is renewable annually thereafter for successive periods not to exceed one year (i) by a vote of a majority of the outstanding voting securities of the Fund desiring to continue the Agreement or by a vote of the Board of Trustees of the Fund, and (ii) by a vote of a majority of the Trustees of the Fund who are not parties to the Agreement or interested persons of any parties to the Agreement (other than as Trustees of the Fund), cast in person at a meeting called for the purpose of voting on the Agreement.

      This Agreement may at any time be terminated by the Fund without the payment of any penalty, (i) either by vote of the Board of Trustees of the Fund or by vote of a majority of the outstanding voting securities of the Fund, on ninety days' written notice to you; or (ii) by you on ninety days' written notice to the Fund; and shall immediately terminate in the event of its assignment.

      15. Suspension of Sales. We reserve the right at all times to suspend or limit the public offering of the Shares upon two days' written notice to you.

      16. Miscellaneous. This Agreement shall be subject to the laws of the State of California and shall be interpreted and construed to further promote the operation of the Fund as an open-end investment company. As used herein the terms "Net Asset Value", "Offering Price", "Investment Company", "Open-End Investment Company", Assignment", "Principal Underwriter", "Interested Person", "Parents", "Affiliated Person", and "Majority of the Outstanding Voting Securities" shall have the meanings set forth in the 1933 Act or the 1940 Act and the Rules and Regulations thereunder.

Nothing herein shall be deemed to protect you against any liability to us or to our securities holders to which you would otherwise be subject by reason or wilful misfeasance, bad faith or gross negligence in the performance of your duties hereunder, or by reason of your reckless disregard of your obligations and duties hereunder.

You have acknowledged that you have received notice of and accept the limitations of the Fund's liability set forth in Article VIII of its Agreement and Declaration of Trust. You agree that the Fund's obligations hereunder shall be limited to the Fund and to its assets, and that you shall not seek satisfaction of any such obligation from the shareholders of the Fund nor from any Trustee, officer, employee or agent of the Fund.

If the foregoing meets with your approval, please acknowledge your acceptance by signing each of the enclosed copies, whereupon this will become a binding agreement as of the date set forth below.


                                    Very truly yours,

                                    FRANKLIN BALANCE SHEET INVESTMENT FUND


                                    /s/ Harmon E. Burns
                                    By: Harmon E. Burns
                                    Vice President

Accepted:

FRANKLIN DISTRIBUTORS, INC.


/s/ Rupert H. Johnson, Jr.
By: Rupert H. Johnson, Jr.
     Senior Vice President


Dated: April 2, 1990